Exhibit 16



                EV CLASSIC HIGH YIELD MUNICIPALS FUND
                       CALCULATION OF YIELD



                  For the 30 days ended 7/31/97:

                          Interest Income Earned:         $1,358,745
Plus                      Dividend Income Earned:
                                                          ----------
Equal                               Gross Income:         $1,359,745

Minus                                   Expenses:           $138,020
                                                          ----------
Equal                      Net Investment Income:         $1,221,725

Divided            Average daily number of shares
                   outstanding that were entitled
                            to receive dividends:        203,410,648
                                                          ----------
Equal     Net Investment Income Earned Per Share:            $0.0060

         Net Asset Value Price Per Share 7/31/97              $8.97

                                   30 Day Yield*:               3.08%

*  Yield is calculated on a bond equivalent rate as follows:
                       6
    2[(($0.0229/$8.97)+1) -1]
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
INVESTMENT PERFORMANCE -- EV CLASSIC HIGH YIELD MUNICIPALS FUND

The table below indicates the total return (capital changes plus reinvestment of all distributions) on a hypothetical investment of
$1,000 in the Fund covering the period from August 7, 1995 through July 31, 1997 and for the 1 year period ended
July 31, 1997.  Total return for the period prior to the Fund's commencement of operations is for the Portfolio (or its predecessor) adjusted for the Fund's sales charge.


                                         VALUE OF A $1,000 INVESTMENT


                                  VALUE OF       VALUE OF
                                INVESTMENT     INVESTMENT          TOTAL RETURN              TOTAL RETURN
INVESTMENT        INVESTMENT    BEFORE CDSC    AFTER CDSC     BEFORE DEDUCTING CDSC     AFTER DEDUCTING CDSC
PERIOD            DATE          ON 07/31/97    ON 07/31/97    CUMULATIVE  ANNUALIZED    CUMULATIVE  ANNUALIZED

LIFE OF
FUND              08/07/95      $1,271.40      $1,271.40      27.14%      12.89%        27.14%      12.89%

1 YEAR ENDED
07/31/97          07/31/96      $1,141.83      $1,131.83      14.18%      14.18%        13.18%      13.18%





Average annual total return is calculated using the following formula:

                                    n
                              P(1+T)  =  ERV

            where        P         =  an initial investment of $1,000
                         T         =  average annual total return
                         n         =  number of years
                         ERV       =  ending redeemable value of $1,000 initial investment at the end of the period after deducting the CDSC *


Cumulative total return is calculated using the following formula:

                               T = ( ERV / P ) - 1

            where        T         =  cumulative total return including the maximum sales charge
                         ERV       =  ending redeemable value of $1,000 initial investment at the end of the period after deducting the CDSC **
                         P         =  an initial investment of $1,000


 *  The average annual total return not including the CDSC is calculated based on the ending investment value before deducting the CDSC.

**  The cumulative total return not including the CDSC is calculated based on the ending investment value before deducting the CDSC.